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                                                                    EXHIBIT 12.1


               LODGENET ENTERTAINMENT CORPORATION AND SUBSIDIARIES

              Statement Regarding Computation of Ratios (Unaudited)
                          (Dollar amounts in thousands)

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

COMPUTATION OF COVERAGE OF FIXED CHARGES
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                                           1996             1997             1998              1999          2000
                                       ------------     ------------     ------------      -----------    ------------
Net loss                                  $(16,610)        $(25,619)        $(39,912)         $(36,428)       $(39,014)

Add:
   Equity in losses of
      unconsolidated affiliates                 --               --              738                --              --
        (1)
   Extraordinary loss (2)                    3,253               --               --                --              --
   Cumulative effect of change
      in accounting principle (3)               --              210               --                --              --
   Provision for income taxes                   28              344              375               370             325
Add fixed charges (4):
   Interest                                  8,551           19,731           23,261            27,210          27,809
   Amortization of debt costs                  564            1,008            1,004             1,488           1,589
   Interest portion of rentals                 159              210              174               145             158
                                       ------------     ------------     ------------      -----------    ------------
Earnings available to cover
   fixed charges                            (4,055)          (4,116)         (14,360)           (7,215)         (9,133)

Less fixed charges                           9,274           20,949           24,439            28,843          29,556
                                       ------------     ------------     ------------      -----------    ------------

Deficiency in the coverage of
   fixed charges                          $(13,329)        $(25,065)        $(38,799)         $(36,058)       $(38,689)
                                       ============     ============     ============      ===========    ============
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(1)      In 1998-- the Company's portion of GICC's loss.

(2) In 1996-- loss on early redemption of the Company's 9.95% and 10.35% Senior Notes.

(3) In 1997 -- charge for the effect of adopting EITF Issue 97-13 related to accounting for certain business reengineering costs.

(4) Fixed charges consist of interest on all indebtedness, including amortization of debt issuance expense and capitalized interest, and one-third of rental expense (which is estimated to represent the interest portion thereof).